July 18, 2017

Resource Credit Income Fund
c/o 1290 Broadway, Suite 1100
Denver, CO 80203

RE: Resource Credit Income Fund, File Nos. 333-200981 and 811-23016

Dear Board Members:

A legal opinion (the "Legal Opinion") that we prepared was filed with Pre-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933 of Resource Credit Income Fund. We hereby give your our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 4 under the Securities Act of 1933 (Amendment No. 6 under the Investment Company Act of 1940) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP
THOMPSON HINE LLP